Comerica

FIRST MODIFICATION TO LOAN AND SECURITY AGREEMENT

This First Modification to Loan and Security Agreement (this "Modification") is entered into by and between **AKEENA SOLAR, INC.**, a Delaware corporation ("Borrower"), and **COMERICA BANK**, a Michigan banking corporation ("Bank"), whose Western Division Headquarters is located at 333 West Santa Clara Street, San Jose, California 95113, dated as of June 26, 2007.

RECITALS

This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

Bank and Borrower previously entered into that certain Loan and Security Agreement (Accounts and Inventory) dated January 29, 2007, and as otherwise amended, modified, revised or restated from time to time shall collectively be referred to herein as the "Agreement".

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

1. Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

2. Modification to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Section 5 hereof, the Agreement is hereby modified as set forth below.

2.1 The definition of "Credit Limit" appearing in Section 1.11 of the Agreement, as well as the reference on page one of the Agreement, are deleted in their entirety and replaced with the following:

"1.11 "Credit Limit" shall mean Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000)."

2.2 Subsection (h), (k) and (l) of Section 1.18 (*Eligible Accounts*) are each hereby restated as follows:

"(h) Accounts not paid by an account debtor within (i) 120 days from the date of invoice if CEC is the account debtor, and (ii) 91 days from the date of invoice in the case of any other account debtors;"

"(m) Accounts owing from (i) CEC which exceed the lesser of forty percent (40%) of all Eligible Accounts or Three Million Five Hundred Thousand Dollars ($3,500,000), (ii) any other account debtor which exceed twenty percent (20%) of all of the Eligible Accounts."

"(l) Accounts with a particular account debtor on which over twenty five percent (25%) of the aggregate amount owing is greater than: (i) 120 days from invoice date in the case of CEC, or (ii) 90 days from invoice date in the case of any other account debtor."

2.3 The following definition is added to Section 1 in the appropriate numerical and alphabetical sequence:

" 'CEC' shall mean California Energy Commission."

2.4 The references to interest rate as "Base Rate plus one half percent (0.500%)" on page one of the agreement and in Section 2.2 of the Agreement are deleted in their entirety and replaced with "Base Rate minus one half percent (0.500%)."

2.5 The reference to "January 1, 2008" in Section 3 (*Term*) of the Agreement is deleted in its entirety and replaced with "August 1, 2008."

2.6 Section 6.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

"6.5 Borrower shall keep the Inventory only at the following locations: 16005 Los Gatos Blvd., Los Gatos, California 95032 and the owner or mortgagees of the respective locations are: CHL Ventures LP.

a. Borrower, immediately upon demand by Bank therefor, shall now and from time to time hereafter, at such intervals as are reasonably requested by Bank, deliver to Bank, designations of Inventory specifying Borrower's cost of Inventory, the wholesale market value thereof and such other matters and information relating to the Inventory as Bank may request;

b. Borrower's Inventory, valued at the lower of Borrower's cost or the wholesale market value thereof, at all times pertinent hereto shall not be less than ___NA___ Dollars ($ NA ___) of which no less than NA ___ Dollars ($ NA ___) shall be in raw materials and finished goods;

c. All of the Inventory is and shall remain free from all purchase money or other security interests, liens or encumbrances, except as held by Bank;

d. Borrower does now keep and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, its cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, all of which records shall be available upon demand to any of Bank's officers, agents and employees for inspection and copying;

e. All Inventory, now and hereafter at all times, shall be new Inventory of good and merchantable quality free from material defects;

f. Inventory is not now and shall not at any time or times hereafter be located or stored with a bailee, warehouseman or other third party without Bank's prior written consent, and, in such event, Borrower will concurrently therewith cause any such bailee, warehouseman or other third party to issue and deliver to Bank, warehouse receipts in Bank's name evidencing the storage of Inventory and/or an acknowledgment by such bailee of Bank's prior rights in the Inventory, in each case in form and substance acceptable to Bank. In any event, Borrower shall instruct any third party to hold all such Inventory for Bank's account subject to Bank's security interests and its instructions; and

g. Bank shall have the right upon demand now and/or at all times hereafter, during Borrower's usual business hours, after reasonable notice, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition and Borrower agrees to reimburse Bank for Bank's reasonable costs and expenses in so doing."

2.7 Section 6.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

"6.7 Borrower shall permit representatives of Bank to conduct audits of Borrower's Books relating to the Accounts and other Collateral and make extracts therefrom, with results satisfactory to Bank, provided that Bank shall use its best efforts to not interfere with the conduct of Borrower's business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at Borrower's sole expense; provided, however, that, prior to the occurrence and continuation of an Event of Default, Borrower shall not be responsible for more than three (3) such audits in each calendar year (two (2) of which shall be related to Accounts ("Account Audit") and one (1) of which shall be related to Inventory (or CED) ("Inventory Audit")). Notwithstanding any of the provisions contained in Section 2.1 of this Agreement or otherwise, Borrower hereby acknowledges and agrees that upon completion of any such audit Bank shall have the right to adjust the Borrowing Base percentage or the definition of Eligible Accounts and Inventory eligible for advances under

any Inventory Rider or other rider, amendment or modification to this Agreement, that may now or hereafter be entered into by Bank and Borrower, in its sole and reasonable discretion, based on its review of the results of such audit."

2.8 Section 6.16(b) is amended in its entirety as follows:

"6.16(b) Borrower shall deliver to Bank: (i) within forty-five (45) days after the end of each quarter, a company prepared balance sheet and profit and loss statement covering Borrower's operations; (ii) prior to January 1 of each fiscal year, Borrower's annual budget; and (iii) within one hundred-twenty (120) days after the end of each of Borrower's fiscal years a CPA audited statement of the financial condition of Borrower for each such fiscal year, including but not limited to, a balance sheet and profit and loss statement and any other report requested by Bank relating to the Collateral and the financial condition of Borrower, and a certificate signed by an authorized employee of Borrower to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach or Event of Default under this Agreement."

2.9 The reference to "n/a Job Progress Reports on a n/a basis;" in Section 6.16(c) of the Agreement is amended in its entirety and replaced with:

"X Inventory Reports on a monthly basis;"

2.10 Section 6.17 of the Agreement is hereby deleted in its entirety and replaced with the following:

"6.17 Borrower shall maintain the following financial ratios and covenants on a consolidated and non-consolidated basis, which shall be monitored on a quarterly basis, except as noted below:

a. Debt to Tangible Effective Net Worth of not more than 2.00:1.00;

b. Minimum Net Income not less than:

(i) negative One Million Dollars (-$1,000,000) for the second quarter of fiscal year 2007;

(ii) negative Five Hundred Thousand Dollars (-$500,000) for the third quarter of fiscal year 2007; and

(iii) $0.00 for the fourth quarter of fiscal year 2007 and for all fiscal quarters thereafter.

d. a Minimum of Three Million Dollars ($3,000,000) in unencumbered cash held at the Bank at all times.

All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower's assets for all purposes hereunder."

2.11 The Inventory Rider attached hereto as Exhibit "A" is incorporated into and made a part of the Agreement.

3. Recertification of Authority. Borrower hereby represents and warrants that (a) the Borrower is in good standing in the State of Delaware and under each jurisdiction in which it is authorized to do business, and (b) the articles of incorporation and bylaws of Borrower, and the Resolutions of Board of Directors and Secretary's Certificate

delivered to Bank on or about January 29, 2007 each (i) remain in full force and effect, (ii) have not been amended, repealed or rescinded in any respect since the date of such delivery, and (iii) may continue to be relied upon by Bank until express written notice to the contrary is delivered to Bank.

4. Waiver. By its execution hereof, Borrower acknowledges and agrees that it was in default of former Section 6.17(h) of the Agreement (Maximum Loss Covenant) for the period ending March 31, 2007 (the "Default"). Bank hereby waives the Default, provided that the foregoing waiver shall only be effective so long as Borrower is in compliance with all other terms and conditions of the Agreement and related documents both prior to and after the execution and delivery of this Modification; provided, further that the waiver contained herein does not waive any other defaults which may now or in the future exist, whether similar or dissimilar to the default which is waived herein, and whether known or unknown to the Bank.

5. Legal Effect. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement and each other loan document remain in full force and effect. Except as expressly set forth herein, the execution, delivery, and performance of this Modification shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof, Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into connection with the Agreement. Borrower represents and warrants that each of the representations and warranties contained in the Agreement are true and correct as of the date of this Modification, and that no Event of Default has occurred and is continuing. The effectiveness of this Modification, including without limit any replacement promissory note entered into connection herewith, is conditioned upon receipt by Bank of this Modification, any other documents which bank may require to carry out the terms hereof, including but not limited to the delivery of the executed Inventory Rider, in the form of Exhibit A attached hereto.

6. Fees; Expenses. Borrower hereby agrees to pay all of Bank's fees and expenses (including the $5,000.00 commitment fee, legal fees and expenses) incurred in connection with the negotiation, investigation and drafting of this Modification.

7. Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

8. Counterparts. This Modification may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[End Of Modification; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Modification to Loan and Security Agreement as of the date first set forth above.

AKEENA SOLAR, INC.

By:______________________________

Title: CFO

COMERICA BANK

By:______________________________
Reed Geisreiter

Title: First Vice President – Western Market

Comerica

INVENTORY RIDER
(REVOLVING ADVANCE)

Borrower: Akeena Solar, Inc.

Borrower has entered into a certain Loan and Security Agreement (Accounts and Inventory) (hereinafter referred to as "Agreement") dated as of January 29, 2007, as amended, restated, modified and/or supplemented from time to time, with Comerica Bank ("Bank"). This INVENTORY RIDER (hereinafter referred to as this Rider) dated June 26, 2007 is hereby made a part of and incorporated into that Agreement, and shall supersede any and all prior Inventory Riders executed in connection with the Agreement. Unless otherwise defined, all capitalized terms in this Rider shall have the meanings provided in the Agreement.

1. At the request of Borrower, made at any time and from time to time during the term of the Agreement, and so long as no event of default under the Agreement has occurred and Borrower is in full, faithful and timely compliance with each and all of the covenants, conditions, warranties and representations contained in the Agreement, this Rider and/or any other agreement between Bank and Borrower, and subject to Borrower's concurrent execution and delivery to Bank of a Designation of Inventory, or Certification of Borrowing Base, in form customarily used by Bank, Bank agrees to make loans to Borrower secured by Borrower's Inventory up to a maximum advance outstanding at any one time not to exceed the lesser of:

   a. fifty percent (50%) of the lower of cost or market value of Borrower's raw materials and finished goods Inventory, and as may be adjusted by Bank, in Bank's discretion, for age and seasonality or other factors affecting the value of the Inventory, or

   b. Three Million Five Hundred Thousand Dollars ($3,500,000).

Anything contained in the foregoing to the contrary notwithstanding, Bank may adjust the Borrowing Base percentage(s) and the definition of Eligible Inventory, in each case as provided for under Section 6.7 of the Agreement.

2. As used in this Rider, "Eligible Inventory" shall mean Borrower's raw materials and finished goods Inventory, as may be adjusted by Bank, in Bank's discretion, for age and seasonality or other factors affecting the value of such Inventory, and that have been validly pledged to Bank and strictly comply with all of Borrower's warranties and representations to Bank; but Eligible Inventory shall not include the following: (a) supplies (e.g. packaging); (b) raw materials or purchased parts not in saleable form; (c) work in process; (d) Inventory consigned to sales representatives or consigned to Borrower by a vendor; (e) obsolete Inventory; (f) Inventory reserve amounts; (g) finished goods with no/low liquidation value; (h) Inventory located or stored with a bailee, warehouseman or other third party without Bank's prior written consent and unless a bailment agreement in form and substance satisfactory to Bank and any other documents required in accordance with Section 6.5 of the Agreement are in place; (i) defective or Inventory under repair; (j) Inventory not insured naming Bank as loss payee; (k) Inventory not located at an address set forth in Section 6.5 of the Agreement or any schedule provided in connection therewith; and (l) all other Inventory deemed ineligible by Bank.

3. All Eligible Inventory is in all material respects of good and merchantable quality, free from all material defects. All advances made and to be made pursuant to this Rider are solely and exclusively to enable Borrower to acquire rights in and purchase new Inventory, and Borrower represents and warrants that all advances by Bank pursuant to this Rider will be used solely and exclusively for such purpose; and since such advances will be used for the foregoing purposes, Bank's security interest in Borrower's Inventory is and shall be at all times a purchase-money security interest as that term is described in Section 9103 of the California Uniform Commercial Code.

4. Advances made by Bank to Borrower pursuant to this Rider shall be included as part of the Indebtedness of Borrower to Bank as the term "Indebtedness" is defined in the Agreement; and at Bank's option, advances

pursuant to this Rider may be evidenced by promissory note(s), in form and on terms satisfactory to Bank. All such advances shall bear interest at the rate and be payable in the manner specified in said promissory note(s) in the event Bank exercises the aforementioned option, and in the event Bank does not, such advances shall bear interest at the rate and be payable in the manner specified in the Agreement.

5. All of the terms, covenants, warranties, conditions, agreements and representations of the Agreement are incorporated herein as though set forth in their entirety and are hereby reaffirmed by Borrower and Bank as though fully set forth herein.

BORROWER: AKEENA SOLAR, INC.

By: ______________________________
Name: David "Lad" Wallace
Title: CFO

Accepted June 26, 2007 at Bank's place of business in San Jose, California 95113

By: ______________________________
Reed Geisreiter
Its: First Vice President – Western Market

Comerica

Lessor's Acknowledgment and Subordination
(For Use Without Assignment of Lease)

As of June 26, 2007, the undersigned, CHL Ventures, LP, LESSOR, under the terms of a Lease, a copy of which is attached hereto ("Lease"), acknowledges that, **AKEENA SOLAR, INC.,** a Delaware corporation, LESSEE, has or will receive from Comerica Bank ("Bank") certain credit accommodations.

Notice - LESSOR agrees to notify Bank in writing (at the address specified below or at any other address given by Bank in writing to Lessor) not less than thirty (30) days before commencing any proceedings or otherwise taking any action to terminate the Lease or to enforce its remedies thereunder.

Subordination - LESSOR agrees that all of Lessee's machinery, equipment, inventory, fixtures or other property ("Lessee's Property") which may be located on the leased premises shall remain the personal property of the Lessee and shall not become a fixture or part of the realty notwithstanding anything that may be implied by law from the mode of attachment, installation or otherwise. LESSOR further agrees that any lien or security interest LESSOR may claim against any of Lessee's Property is subordinated to any lien or security interest now or subsequently held by Bank in any of such property.

Limited Right of Entry - LESSOR acknowledges that, notwithstanding any noncompliance with or default by LESSEE under the Lease, the Bank shall have the limited right to enter into and remain in possession of the leased premises for a reasonable period not to exceed ninety (90) consecutive days for the purpose of enforcing its liens and security interests in Lessee's Property, including the sale and/or detachment and/or removal from the leased premises of such property. Bank shall pay to LESSOR, on a weekly basis in advance (pro rata, depending on the number of days Bank is in possession), the current monthly rent accruing under the Lease during the period while Bank is in possession of the leased premises. Bank shall have no responsibility whatsoever for any back rent or other obligations which have accrued under the Lease prior to Bank's entry into possession under this paragraph.

No Assumption - LESSOR further agrees that Bank's rights have been given for security purposes only, and that unless and until Bank agrees expressly and in writing to do so, Bank shall have no obligations whatsoever under the Lease.

ADDRESS OF LEASED PREMISES:

16005 Los Gatos Blvd.

Los Gatos, California 95032

ACKNOWLEDGMENT OF LESSEE:

AKEENA SOLAR, INC.

By: ______________________
Name: David "Lad" Wallace
Its: CFO

LESSOR:

____

____

____

BANK'S ADDRESS:

Comerica Bank
333 West Santa Clara Street
San Jose, CA 95113
Reed Geisreiter – First Vice President

STATEMENT

Date: June 26, 2007

Akeena Solar, Inc.
16005 Los Gatos Blvd
Los Gatos, CA 95032

Comerica Bank
P.O. Box 49032
San Jose, CA 95161-9032

RE: Fee on $7,500,000 Note/Revision dated June 26, 2007; Officer: Reed Geisreiter.	
Loan Fee:	$ 5,000.00
Legal Fee:	$1500.00
TOTAL AMOUNT DUE:	$6,500.00

☐ Customer Check Attached

☒ Charge DDA No. 1893077451

AKEENA SOLAR, INC.

By: [signature]

Title: CFO

CA 157 (6/2003)

RELEASE OF GUARANTY

COMERICA BANK ("Bank") hereby releases and discharges **BARRY CINNAMON** ("Guarantor"), from all obligations and liabilities to Bank arising under or pursuant to that certain Guaranty dated on or about December 15, 2006, delivered by Guarantor to Bank in connection with or in support of the indebtedness of **AKEENA SOLAR, INC.**, a Delaware corporation to Bank.

Executed as of the 26th day of June, 2007.

COMERICA BANK

By: ______________________

Reed Geisreiter

Its: First Vice President-Western Market